                                  EXHIBIT 11



Environmental Power Corporation
Computation of Loss Per Share
September 30, 1995

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 :
-----------------------------------------------
Weighted average number
of shares outstanding                            10,662,179

Net loss                                       $    (58,074)
                                               ============

Loss per share - primary and fully diluted     $      (0.01)
                                               ============


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 :
----------------------------------------------
Weighted average number
of shares outstanding                            10,653,095

Net loss                                       $ (3,090,562)
                                               ============

Loss per share - primary and fully diluted             (.29)
                                               ============